Exhibit 10.9.1

TECHNOLOGY LICENSE AGREEMENT - AMENDMENT # 1

This Amendment #1, dated March 1, 2011 (the “Amendment”) to the Technology License Agreement originally dated December 11, 2009 (the “Agreement”) is by and between Cyclone Power Technologies, Inc. (“CPT”) and Great Wall Alternative Power Systems Ltd. (“Licensee”).

This Amendment shall change and replace the provisions and sections set forth below. All other provisions and sections of the Agreement shall remain in full force and effect. The following Definitions in Section I Specific License Terms shall be amended as follows:

Exclusivity:
CPT grants exclusive rights to the Licensee to manufacture and sell the License Products for the specific Applications solely within the Territory for a period of ten (10) years from the date of commencement of Phase II for such Licensed Products (as described above), subject to the Quotas set forth below, and automatically renewable annually past the initial 10 years on a non-exclusive basis as long as the Licensee remains in good standing with the terms of this Agreement. This renewal provision will remain in effect for the Term of the Agreement.

Quotas:	In order to maintain exclusive rights to manufacture and sell the License Products, the Licensee will commit to achieving minimum royalty payments according to the following schedule.

Mark 5:
1)	US$200,000 aggregate during first two years (i.e., by the end of Year 2) commencing from the start of Phase II or December 31, 2012, whichever is sooner;
2)	US$200,000 in Year 3;
3)	US$250,000 in Year 4; and
4)	Increasing by 10% each year afterward until the end of Year 10 of this Phase II.

Waste Heat Engine:
1)	US$50,000 aggregate during first two years commencing from the start of Phase II or December 31, 2011, whichever is sooner;
2)	US$50,000 in Year 3;
3)	US$75,000 in Year 4; and
4)	Increasing by 10% each year afterward until the end of Year 10 of this Phase II.

If payments of royalties on actual sales fail to reach the minimums above, the Licensee has the option of retaining exclusivity by direct payment of the shortfall.

Term:	Phase I (for each engine): 12 months with one (1) twelve (12) month renewal period (no additional Development Fees required for this extension)

Phase II: 10 years with two (2) five (5) year renewal periods

License Fees:
Upon successful completion of the Phase I development process - as agreed in the reasonable determination of both parties that the Licensee is in good standing under this Agreement and all pre-conditions specifically set forth herein (if applicable) are met for each specific Licensed Product - the License will automatically convert into a Phase II Production License for the specified Application for production, sales and distribution in the Territory upon the payment of an additional License Fee of US$400,000 (“Production License Fee”), which shall be broken down as follows: (1) US$100,000 when the WHE Licensed Products are ready to enter into Phase II, and (2) US$300,000 when the Mark V is ready to enter into Phase II of this License. No Licensed Products may be distributed or sold in Phase I of this License.  The entry into Phase II with respect to one Licensed Product will not guaranty entry into Phase II for other Licensed Products.

Royalty:
No Royalty will be owed on Phase I prototype Engines; however, for all prototypes that Licensee creates it shall also provide to CPT duplicate, made-in-China parts to allow CPT to build at least one such prototype engine in the United States using Licensee’s parts.

Royalties for Phase II Production will be determined prior to commencement of Phase II of the License, with the intent to develop a royalty structure that will provide for competitive product pricing within local market conditions. However, royalties will not exceed the following levels:

Mark 5:
1)	US$300 per unit for the first 5,000 units;
2)	US$250 per unit for units 5,001 to 10,000;
3)	US$200 per unit thereafter.

Waste Heat Engine:
1)	US$75 per unit for the first 5,000 units;
2)	US$65 per unit for units 5,001 to 10,000;
3)	US$60 per unit thereafter.

An adjustment for inflation will be made every 2 years.

In Witness Whereof, the parties have caused this Amendment #1 to the Technology License Agreement to be executed by their duly authorized officers on the respective dates hereinafter set forth.

Cyclone Power Technologies, Inc.

By: /s/ Harry Schoell
Harry Schoell, CEO & Director

Great Wall Alternative Power Systems, Ltd

By: /s/ Shan Zhao
Shan Zhao
Title: Chairman

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